SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check appropriate box:
|_|  Preliminary Proxy Statement
                                             |_| Confidential, for Use of
                                                 the Commission  Only (as
|X|  Definitive Proxy Statement                  permitted by Rule 14a-6(e)(2))
|_|  Definitive Additional Materials
|_|  Soliciting Material under
     Rule 14a-12

                              NIAGARA CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                Not Applicable
    ----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
   |X| No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

     |_| Fee paid previously with preliminary materials:

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                             [Niagara Letterhead]



                                                                 June 18, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Niagara Corporation, to be held at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York, on Tuesday, July 15, 2003 at 10:00 A.M. local time.

      At the Annual Meeting, you will be asked to elect a Board of six Directors and to ratify the appointment of independent accountants for 2003. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed proxy card and return it in the accompanying self-addressed stamped envelope as promptly as possible. This will not prevent you from revoking your proxy or voting by ballot should you attend the Annual Meeting and wish to change your vote or vote in person.

      On behalf of the Board of Directors and management of Niagara Corporation, we thank you for your continued support and confidence in the Company.

                                            Sincerely,



                                            /s/ Michael Scharf
                                            Michael  Scharf
                                            Chairman, President
                                            and CEO





-------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT
         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING
-------------------------------------------------------------------------------

                              NIAGARA CORPORATION

                 NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Niagara Corporation, a Delaware corporation (the "Company"), will be held at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022, on Tuesday, July 15, 2003, at 10:00 a.m. local time for the following purposes:

          1. To elect a Board of six Directors, each to serve until the next Annual Meeting of Stockholders or until a successor shall have been duly elected and qualified;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for 2003; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on June 10, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

         Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy and return it promptly in the self-addressed stamped envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.



                                           By Order of the Board of Directors,

                                           GILBERT D. SCHARF
                                           Secretary

New York, New York
June 18, 2003

                              NIAGARA CORPORATION
                              667 Madison Avenue
                           New York, New York 10021
                                (212) 317-1000

                                PROXY STATEMENT

                      2003 ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished to the stockholders of Niagara Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors" or the "Board") for use at the Company's 2003 Annual Meeting of Stockholders scheduled to be held on Tuesday, July 15, 2003, at 10:00 a.m. local time at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022 (with any adjournment or postponement thereof, the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders of the Company on or about June 18, 2003.

         All stockholders of the Company are invited to attend the Annual Meeting. Due to limited seating capacity, persons who are not stockholders of the Company may attend the Annual Meeting only if invited by the Board. If you are a stockholder of the Company but not a holder of record, you must bring proof of beneficial ownership (e.g., a current broker's statement) in order to be admitted to the Annual Meeting.

         Shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, shares represented by such proxies will be voted
(i) "FOR" the election of all six nominees to the Board of Directors and (ii) "FOR" ratification and approval of Deloitte & Touche LLP as the Company's independent accountants for 2003. The Board of Directors is not aware of any other matter which is to come before the Annual Meeting; if any other matter is properly presented for consideration, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation can be revoked by the person giving such proxy at any time before it is voted. Proxies can be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy). Any written notice revoking a proxy should be sent to:
Niagara Corporation, Attention: Secretary, 667 Madison Avenue, New York, New York 10021, or hand delivered to the Secretary at or prior to the vote at the Annual Meeting.

         The Board of Directors has fixed the close of business on June 10, 2003 as the record date for the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 8,238,517 shares of Common Stock were issued and outstanding. On all matters voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class, with each record holder entitled to one vote per share.

         The presence, in person or by properly executed proxy, of holders of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. A stockholder who abstains from a vote on a particular matter by registering an abstention will be deemed present at the Annual Meeting for quorum purposes, but will not be deemed to have voted on such matter. Proxies relating to "street name" shares voted by brokers on a discretionary basis on certain proposals will be treated as present for quorum purposes on all proposals, but will not be entitled to vote on any proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes").

                       PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has nominated six candidates for election at the Annual Meeting. Each nominee currently serves as a director of the Company. The directors elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

         If a quorum is present, those nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. A "plurality" means that the nominees who receive the greatest number of votes present or represented by proxy are elected as directors, up to six directors. Any shares not voted "FOR" a particular director (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted to determine a plurality.

         Unless otherwise specified, shares represented by properly executed and returned proxies will be voted "FOR" all of the nominees listed below. Each nominee has consented to being named in the proxy statement and to serve if elected. If, prior to the Annual Meeting, any nominee becomes unavailable for election, which is not anticipated, the persons named in the enclosed proxy will have full discretion to vote or refrain from voting for any other person in accordance with their best judgment.

Nominees for Election

         Certain information with respect to the directors of the Company is set forth below.

         Michael J. Scharf, 60, has been the Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1993. He has also served as the Chairman of the Board and Chief Executive Officer of Niagara LaSalle Corporation ("Niagara LaSalle") and LaSalle Steel Company ("LaSalle") since the dates of their acquisition by the Company and Niagara LaSalle, respectively, and currently holds various other positions with such subsidiaries. Since March 1999, Mr. Scharf has also been the Chairman of the Board and a director of Niagara LaSalle (UK) Limited ("Niagara UK"), a subsidiary of Niagara which acquired eight steel bar businesses in the United Kingdom during May 1999. Since August 1994, Mr. Scharf has been a director of Maxcor (see below), and until August 1997, was also a Vice President of Maxcor and its Secretary and Treasurer. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from the Harvard Business School.

         Gilbert D. Scharf, 55, has been the Secretary and a director of the Company since its inception, and until March 1998, was also a Vice President of the Company and its Treasurer. He has also served as a director of Niagara LaSalle and LaSalle since the dates of their acquisition by the Company and Niagara LaSalle, respectively. Since August 1994, Mr. Scharf has been Chairman of the Board, President and Chief Executive Officer of Maxcor Financial Group Inc., a holding company with operating subsidiaries in the financial services industry ("Maxcor"), and currently holds the same positions with Euro Brokers Investment Corporation, a financial services company and subsidiary of Maxcor, as well as of a number of its subsidiaries. Mr. Scharf received a B.A. degree from Duke University.

         Frank Archer, 66, has been a director of the Company since May 1998. Mr. Archer has been the President and a director of Niagara LaSalle since its formation in 1986 and the President and a director of LaSalle since April 1997 when it was acquired by Niagara LaSalle. Mr. Archer received a Certificate in Tool and Die Design from the Cleveland Engineering Institute and an Associates degree from John Carroll University. He also attended the Advanced Management Program at the Harvard Business School.

         Gerald L. Cohn, 74, has been a director of the Company since its inception. Mr. Cohn is a private investor who, since 1968, has been involved in the financing and acquisition of companies, including AgMet, Inc., a refiner of precious metals and a recycler of ferrous and non-ferrous metals, Cadillac Cable Corp., a multi-plant manufacturer of copper and aluminum building wire, Pepco, Inc., a ferrous and non-ferrous metal recycler and ferrous stevedoring and shipping company, and DVI, Inc., a health service finance company for which Mr. Cohn currently serves as a financial advisory consultant and a director. He is also a director of Diametrics Medical, Inc. and Frazier Healthcare Investments, L.P. Mr. Cohn attended Penn State University.

         Andrew R. Heyer, 45, has been a director of the Company since its inception. Since February 2000, Mr. Heyer has been a Managing Director of Trimaran Fund Management, L.L.C., the investment advisor to Trimaran Fund II, L.L.C., a private equity fund. Since July 1998, Mr. Heyer has also been a member of the Investment Committee of Trimaran Advisors, L.L.C, the investment advisor to Caravelle Investment Fund, L.L.C. and Caravelle Investment Fund II, L.L.C., each of which is a collateralized debt obligation fund. Since June 2001, Mr. Heyer has been a Vice Chairman, and from August 1995 through June 2001, he was a Managing Director and co-head of the Leveraged Finance Group, of CIBC World Markets Corp., an investment banking firm. Since August 1995, Mr. Heyer has also been co-head of CIBC Argosy Merchant Banking Funds. He is also a director of Hain Celestial Food Group, Inc. and Fairfield Manufacturing Company, Inc. Mr. Heyer received a B.S. degree and an M.B.A. from the Wharton School of the University of Pennsylvania.

         Douglas T. Tansill, 64, has been a director of the Company since March 1998. Since January 2000, Mr. Tansill has been a private investor and financial consultant. From November 2000 to January 2002, Mr. Tansill was an Advisor to UBS Warburg, an investment banking firm. From December 1994 through August 1998, Mr. Tansill was a Managing Director, and from August 1998 through November 2000, he was an Advisory Director, in the Investment Banking Division at Paine Webber Incorporated, an independent national securities firm. Mr. Tansill received a B.A. degree from Trinity College and an M.B.A. from the Harvard Business School.

Committees, Meetings and Compensation of the Board of Directors

         During 2002, the Board of Directors met four times and took action once by unanimous written consent. The Board of Directors has standing Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Heyer (Chairman), Cohn and Tansill and is charged with, among other things, selecting the accounting firm to be appointed as the Company's independent accountants; reviewing with the Company's management and independent accountants the Company's quarterly and annual operating results; and reviewing with the Company's independent accountants the scope and results of their audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met five times during 2002.

         The Compensation Committee is comprised of Messrs. Cohn (Chairman) and Tansill and determines or makes recommendations to the full Board the cash and non-cash compensation payable to executive officers of the Company. The Compensation Committee also administers the Company's 1995 Stock Option Plan (the "Option Plan") and Employee Stock Purchase Plan, which were approved by the Company's stockholders in May 1996 and July 1998, respectively. The Compensation Committee met once during 2002.

         All directors attended 75% or more of the combined total meetings of the Board and Board Committees on which they served, except Mr. Heyer who attended 56% of such meetings.

         The non-employee members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. Each member of the Board of Directors, other than Michael Scharf and Frank Archer, received $15,000 as compensation for his service as a director during 2002, and was reimbursed any reasonable expenses he incurred in attending each meeting of the Board or Committee of the Board which he attended.

         The Company maintains directors and officers liability insurance which insures directors and officers of the Company and its subsidiaries against certain liabilities by them while serving in such capacities, and reimburses the Company and its subsidiaries for certain indemnification payments made by them to their directors and officers. These policies extend through March 12, 2004 at a total annual premium of $125,780. No claims have been made under these policies.

         The Board of Directors recommends that stockholders vote "FOR" the election of the six nominees listed above as directors.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is certain information concerning beneficial ownership of Common Stock as of June 10, 2003 by (i) each director of the Company, (ii) each Named Executive Officer (as defined below), (iii) all directors and executive officers of the Company as a group and (iv) based on public filings, persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.

                                                                              Percentage
                      Name (1)                 Number of Shares (2)      Beneficially Owned (3)
                      --------                 --------------------      ----------------------

Michael J. Scharf.............................     3,249,300 (4)               36.0%


Gilbert D. Scharf.............................       606,000 (5)                7.3%


Frank Archer..................................       330,000                    3.9%


Raymond Rozanski..............................       136,250 (6)                1.6%


Andrew R. Heyer...............................        76,500                     *


Gerald L. Cohn................................        63,000                     *


Marc J. Segalman .............................        50,000                     *


Douglas T. Tansill............................        50,000                     *


David Sinclair................................        40,000                     *


All directors and executive officers               4,601,050                   47.2%
as a group (nine persons)

Wynnefield Group (7)..........................
                                                     539,619                    6.5%


Dimensional Fund Advisors Inc. (8)............       510,600                    6.2%


*  Less than 1%

(1) The address of each stockholder, other than Dimensional and the Wynnefield Group (each as defined below), is c/o Niagara Corporation, 667 Madison Avenue, 11th Floor, New York, New York 10021.

(2) Includes shares of Common Stock issuable upon the exercise of stock options held by the stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial Ownership of Exercisable Options is as follows: Michael J. Scharf -- 780,000; Gilbert D. Scharf -- 53,000; Frank Archer -- 330,000; Raymond Rozanski -- 130,000; Andrew R. Heyer -- 53,000; Gerald L. Cohn -- 53,000; Marc J. Segalman -- 50,000; David Sinclair -- 40,000; Douglas
        T. Tansill -- 28,000; and all directors and executive officers as a group -- 1,517,000.

(3) Based upon 8,238,517 shares of Common Stock outstanding as of June 10, 2003, plus any shares of Common Stock issuable upon the exercise of Exercisable Options held by the stockholder (but not by any other stockholder).

(4) Includes 205,000 shares of Common Stock held by the Michael J. Scharf 1987 Grantor Income Trust and 194,500 shares of Common Stock held by the Scharf Family 1989 Trust. Michael Scharf is trustee of both of these trusts.

(5) Includes 433,700 shares of Niagara Common Stock held by the Gilbert D. Scharf Living Trust, of which Gilbert Scharf is the sole trustee and 5,000 shares held by Gilbert Scharf for his son under the New York Uniform Transfer to Minor Act.

(6) Includes 6,250 shares of Common Stock held by a trust for the benefit of Mr. Rozanski's children, of which Mr. Rozanski was trustee. Mr. Rozanski died on April 14, 2003. As of the date hereof, no replacement for him has been appointed by the Board of Directors.

 (7) Information with respect to Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I , Wynnefield Capital Management LLC and Wynnefield Capital, Inc. (collectively, the "Wynnefield Group") and their holdings of Common Stock is based on the Wynnefield Group's
        Schedule 13D/A dated November 27, 2002. The business address of each member of the Wynnefield Group is 450 Seventh Avenue, Suite 509, New York, New York 10123.

 (8) Information with respect to Dimensional Fund Advisors, Inc. ("Dimensional") and its holdings of Common Stock is based on Dimensional's Schedule 13F dated April 15, 2003. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

Certain Relationships and Related Transactions

       Andrew Heyer, a director of the Company, is a Vice Chairman, and through June 2001, he was a Managing Director, of CIBC World Markets Corp. CIBC World Markets Corp. is a subsidiary of CIBC Inc., which, through March 28, 2002, was a party to a $90 million revolving credit and term loan agreement with Niagara LaSalle and LaSalle, the obligations of which are guaranteed by the Company. CIBC Inc.'s commitments under this credit agreement totaled approximately $21.8 million at such time.

       On March 19, 2002, Niagara LaSalle loaned Frank Archer $110,000. The loan was originally due on July 19, 2002 and evidenced by a promissory note executed by Mr. Archer in favor of Niagara LaSalle. Interest on the unpaid principal amount of the loan accrued at 4.32% per annum. On July 18, 2002, Niagara LaSalle extended the maturity date of the loan to September 19, 2002. On August 7, 2002, Mr. Archer paid Niagara LaSalle all amounts due on the loan. Mr. Archer is a director of the Company and the President of Niagara LaSalle and LaSalle.

       Michael Scharf and Gilbert Scharf are brothers. There are no other family relationships among the Company's directors and executive officers or persons nominated or chosen by the Company to become a director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of copies of such forms received by it, and written representations that no other reports were required, the Company believes that, other than the Initial Statement of Beneficial Ownership by David Sinclair which was filed late, all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders with respect to the Company's fiscal year ended December 31, 2002 and its prior fiscal years were complied with on a timely basis.


                       EXECUTIVE OFFICERS OF THE COMPANY

       Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

         Marc J. Segalman, 44, has been the Executive Vice President and General Counsel of the Company since January 2002, and from September 1997 through January 2002, he was a Vice President of the Company and its General Counsel. Mr. Segalman has also been an Executive Vice President and the General Counsel of Niagara LaSalle and LaSalle since March 2000. From October 1987 through August 1997, Mr. Segalman practiced law in the mergers and acquisitions group of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Segalman received an A.B. degree from Dartmouth College and a J.D. degree from the Boston University School of Law.

         Raymond Rozanski served as a Vice President and the Treasurer of the Company from March 1998 until his death on April 14, 2003. He also served until his death as an Executive Vice President, the Secretary, Treasurer and a director of Niagara LaSalle since its formation, as an Executive Vice President, the Treasurer and a director of LaSalle since it was acquired by Niagara LaSalle and as the Secretary and a director of Niagara UK from March 1999. Mr. Rozanski received a B.S. degree in Business Administration from the State University of New York at Buffalo. As of the date hereof, no replacement for Mr. Rozanski has been appointed by the Board of Directors.

         David Sinclair, 33, has been Vice President for Information Technology of the Company, Niagara LaSalle and LaSalle since January 2002. From June 1999 through January 2002, he was the Director of Information Technology for Niagara LaSalle and LaSalle. From August 1997 through December 1998, Mr. Sinclair was the Manager of Internet Development for QAD, Inc., a vendor of enterprise resource planning software. Mr. Sinclair received a B.S. degree in Business Administration from the State University of New York at Buffalo.


                            EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table summarizes compensation paid by the Company and its subsidiaries during each of the last three fiscal years to the Company's Chief Executive Officer and its other executive officers as of December 31, 2002 (collectively, the "Named Executive Officers").


        Executive Officer           Year       Annual Compensation
        -----------------           ----       -------------------            All Other
                                              Base Salary     Bonus(1)      Compensation(2)
                                              -----------     --------      ---------------

Michael J. Scharf                   2002    $  480,000       $ 200,000       $   15,251
  Chairman, Chief Executive         2001    $  480,000               -       $   13,229
    Officer and President           2000    $  480,000       $ 240,000       $   12,563

Frank Archer                        2002    $  325,000       $ 100,000       $   39,339 (3)
   President of Niagara LaSalle     2001    $  325,000               -       $   37,317 (3)
    and LaSalle                     2000    $  225,000       $ 125,000       $   12,563

Marc J. Segalman                    2002    $  300,000        $ 75,000       $   15,251
   Executive Vice President and     2001    $  300,000               -       $   13,229
    General Counsel                 2000    $  225,000        $ 75,000       $   12,563

Raymond Rozanski (4)                2002    $  225,000        $ 75,000       $   15,251
   Vice President and Treasurer     2001    $  225,000               -       $   13,229
                                    2000    $  225,000               -       $   12,563

David Sinclair (5)                  2002    $  250,000        $ 50,000       $   15,251
   Vice President for
     Information Technology

_______________________

(1)     Paid in subsequent year.

(2) Amounts include (i) employer matching and additional contributions under the Niagara LaSalle 401(k) Retirement Savings Plan equal to a 100% match for the first 3% of employee contributions, a 50% match for the next 2% of employee contributions and an additional employer contribution equal to 2% of earnings, subject, in each case, to certain limitations, (ii) annual premiums of up to $1,740 on life insurance policies providing coverage for such officer of two times annual salary, up to a maximum of $500,000, (iii) annual premiums of up to $1,350 on long-term disability policies providing for, in the event of disability, two-thirds of monthly earnings, up to a maximum of $15,000 per month and (iv) annual premiums of up to $41 on travel accident policies providing for, in the event of death or injury to the officer while traveling, up to $250,000, and in the event of death or injury to the officer's spouse while traveling with the officer on Company business, $250,000. Certain perquisites and other personal benefits that aggregate in each case to less than the lesser of either $50,000 or 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to Item 402(b)(2)(iii)(C)(1) of Regulation S-K.

(3) Amount includes annual premiums of (i) $20,000 on approximately $ 3.5 million of supplemental life insurance coverage and (ii) $4,088 on long-term care policy providing for, in the event of certain disabilities, $ 300 per day up to a maximum of $ 657,000.

(4) Raymond Rozanski died on April 14, 2002. As of the date hereof, no replacement for him has been appointed by the Board of Directors.

(5) David Sinclair became the Company's Vice President for Information Technology during January 2002.



Stock Option Grants

         No stock options were granted to any of the Named Executive Officers during 2002.


Stock Option Exercises and Fiscal Year End Values

         No stock options were exercised by any of the Named Executive Officers during 2002.

         The following table sets forth, for each Named Executive Officer, the number of shares of Common Stock underlying the total number of stock options held by him at the Company's December 31, 2002 fiscal year end. Based on the closing price for the Common Stock as of such date, none of the stock options granted by the Company to its Named Executive Officers were in-the-money.


                  EXERCISABLE/UNEXERCISABLE STOCK OPTIONS AT
                                FISCAL YEAR END


                                 Number of Shares Underlying
                               Options at 2002 Fiscal Year End
                               -------------------------------

Name                           Exercisable         Unexercisable
----                           -----------         -------------

Michael J. Scharf                660,000              240,000

Frank Archer                     310,000               40,000

Raymond Rozanski                 310,000               40,000

Marc J. Segalman                  50,000                   --

David Sinclair                    30,000               20,000




Equity Compensation Plan Information

         Set forth below is certain information concerning securities authorized for issuance under the Company's equity compensation plans as of December 31, 2002:


                                            Number of securities      Weighted average      Number of securities remaining
                                              to be issued upon      exercise price of      available for future issuance
                                                 exercise of            outstanding        under equity compensation plans
                                            outstanding options,     options, warrants     (excluding securities reflected
                                           warrants and rights (a)     and rights (b)               in column (a))
                                           -----------------------     --------------               --------------
Equity compensation plans approved
 by security holders                               2,310,000               $5.70                        190,000
Equity compensation plans not
 approved by security holders                              -                -                                 -
                                                   ---------               -----                        -------
Total                                              2,310,000               $5.70                        190,000
                                                   =========               =====                        =======


Pension Plan Table

      The following table sets forth estimated annual benefits payable to Michael Scharf upon his retirement from the Company under his Employment Agreement (see "Employment Contracts - Michael Scharf") based upon estimates of his Final Average Pay (as defined below) and years of service with the Company.


                              PENSION PLAN TABLE

                               Years of Service
                               -----------------


   Final Average Pay             10                 15                20
   -----------------         ----------         ----------        ----------

        $500,000              $125,000           $187,500          $250,000

        $550,000              $137,500           $206,250          $275,000

        $600,000              $150,000           $225,000          $300,000

        $650,000              $162,500           $243,750          $325,000

        $700,000              $175,000           $262,500          $350,000

        $750,000              $187,500           $281,250          $375,000

        $800,000              $200,000           $300,000          $400,000


      Mr. Scharf's Employment Agreement provides that he will be entitled, commencing on the first day of the month following his termination of employment with the Company, to receive an annual retirement benefit equal in amount to his Final Average Pay, multiplied by the product of his years of service with the Company and 2.5%, with 50% of such annual amount to be paid to his surviving spouse during her lifetime. Final Average Pay is defined in Mr. Scharf's Employment Agreement to mean the highest average of his combined annual salary and bonus over a three-consecutive-year period during the ten-year period immediately preceding the year in which he incurs a termination of his employment with the Company. Mr. Scharf"s current Final Average Pay is $626,667. He has 9.67 years of service with the Company as of December 31, 2002. The estimated annual benefits set forth in the Pension Plan Table are computed on a straight-life annuity basis, commencing at normal retirement age, and are not subject to any deduction for social security or other offsetting amounts.

Employment Contracts

Michael Scharf

      The Company and Niagara LaSalle entered into an employment agreement with Michael Scharf dated as of January 1, 1999 (the "Employment Agreement"), providing, among other things, that he will continue to serve as the Chairman, Chief Executive Officer and President of the Company and the Chairman and Chief Executive Officer of Niagara LaSalle for the term of the Employment Agreement. Such term will be for five years, subject to annual one-year extensions commencing on January 1, 2002 unless the Company or Mr. Scharf provides the other with timely notice not to extend. The Employment Agreement provides that Mr. Scharf will be entitled to (i) an annual base salary ("Annual Base Salary") of not less than $480,000; (ii) a performance-based annual incentive bonus subject to the approval of the Company's stockholders (which was approved at the Company's 1999 Annual Meeting of Stockholders);
(iii) a supplemental annual retirement benefit ("SERP") equal in amount to Mr. Scharf's Final Average Pay (as defined in the Employment Agreement), multiplied by the product of Mr. Scharf"s years of service with the Company and 2.5%, with 50% of such annual amount to be paid to Mr. Scharf's surviving spouse during her lifetime; (iv) annual grants of stock options as determined by the Compensation Committee of the Board of Directors; and (v) medical coverage and specified fringe benefits.

      If Mr. Scharf's employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Scharf due to a breach of the Employment Agreement by the Company, the Company will (i) provide Mr. Scharf with a lump sum amount equal to the product of (A) the greater of three and the number of years remaining in the term of the Employment Agreement ("Severance Multiple"), and (B) the sum of Mr. Scharf's then current Annual Base Salary and the greater of Mr. Scharf's three-year average annual bonus and the target bonus for the year of termination; (ii) provide Mr. Scharf with a pro rata bonus for the year of termination; (iii) for the number of years equal to the Severance Multiple, provide Mr. Scharf with additional years of service credit under the SERP, continued life insurance benefits and continued exercisability of stock options; and (iv) cause all of Mr. Scharf's outstanding equity awards to vest. Mr. Scharf would also receive a gross-up payment for any excise tax payable under Section 4999 of the Internal Revenue Code of 1986, as amended.

Other Named Executive Officers

      No Named Executive Officer other than Michael Scharf is a party to an employment agreement with the Company or any of its subsidiaries which is currently in effect.

                          FIVE-YEAR PERFORMANCE GRAPH

      The following graph compares cumulative total return of shares of Common Stock with the cumulative total return of (i) the Standard & Poor's 600 Smallcap index (the "S&P 600 Smallcap Index") and (ii) an industry peer group index comprised of five other steel companies (the "Steel Index"). The graph assumes $100 was invested on December 31, 1997 in shares of Common Stock, stocks comprising the S&P 600 Smallcap Index and the Steel Index, and the reinvestment of all dividends. The returns of each company within the peer group have been weighted for purposes of arriving at a peer group average.

      The companies comprising the Steel Index are: A.M. Castle & Co., Bayou Steel Corporation, Birmingham Steel Corporation ("Birmingham"), Nucor Corporation ("Nucor") and Quanex Corporation. Each is a steel company that produces, processes and/or distributes steel bars and for the relevant period was publicly traded.

                    COMPARATIVE STOCK PRICE PERFORMANCE (1)

    Date       Steel Index      Niagara Corporation      S&P 600 Smallcap Index
    ----       -----------      -------------------      ----------------------
   1/5/98         100.0                   100.0                    100.0
   2/2/98         109.4                   104.2                    108.6
   3/2/98         117.0                   108.6                    114.0
   4/6/98         119.8                   114.3                    118.6
   5/4/98         118.4                   127.1                    118.1
   6/1/98         109.3                   107.2                    111.7
   7/6/98         101.0                   101.5                    113.5
   8/3/98          92.7                   102.2                    103.4
   9/8/98          79.0                    69.9                     87.5
  10/5/98          73.2                    65.0                     78.0
  11/2/98          83.3                    81.4                     98.2
  12/7/98          78.8                    61.5                     96.7
   1/4/99          86.8                    63.5                    105.3
   2/1/99          80.1                    74.3                     98.6
   3/1/99          72.5                    78.6                     95.6
   4/5/99          81.2                    67.9                     94.6
   5/3/99         100.3                    81.4                    102.3
   6/1/99          87.6                    77.1                    104.5
   7/6/99          93.7                    59.7                    110.0
   8/2/99          85.8                    61.5                    104.3
   9/7/99          90.8                    57.1                    106.9
  10/4/99          84.4                    57.8                    103.4
  11/1/99          86.1                    51.4                    106.0
  12/6/99          88.1                    49.3                    109.4
   1/3/00          92.6                    54.3                    112.9
   2/7/00          78.9                    52.1                    119.0
   3/6/00          78.3                    47.7                    130.3
   4/3/00          76.8                    52.8                    124.7
   5/1/00          71.0                    51.4                    122.1
   6/5/00          64.2                    51.1                    123.6
   7/3/00          58.9                    47.1                    126.9
   8/7/00          66.5                    50.7                    124.0
   9/5/00          67.4                    47.1                    130.9
  10/2/00          56.8                    42.9                    121.5
  11/6/00          63.4                    34.3                    123.0
  12/4/00          65.0                    25.7                    124.6
   1/2/01          64.6                    29.9                    123.9
   2/5/01          68.5                    25.7                    132.9
   3/5/01          71.6                    27.2                    127.2
   4/2/01          64.1                    21.0                    116.2
   5/7/01          78.0                    21.7                    130.2
   6/4/01          87.1                    23.5                    135.9
   7/2/01          81.8                    22.9                    130.8
   8/6/01          82.3                    21.5                    131.9
   9/4/01          80.9                    19.0                    125.8
  10/1/01          70.6                    16.6                    116.2
  11/5/01          75.4                    17.3                    122.2
  12/3/01          86.5                    18.9                    134.0
   1/7/02          87.2                    18.4                    137.0
   2/4/02          88.8                    17.3                    132.7
   3/4/02         100.2                    18.5                    143.4
   4/1/02         104.1                    23.1                    144.0
   5/6/02         102.4                    22.9                    145.4
   6/3/02         113.4                    34.5                    138.5
   7/1/02         114.6                    25.6                    131.2
   8/5/02          94.1                    16.0                    116.5
   9/3/02          91.8                    17.9                    117.8
  10/7/02          78.7                    14.5                    105.7
  11/4/02          79.0                    14.3                    114.4
  12/2/02          79.6                    19.9                    118.6
 12/31/02          76.7                    18.4                    115.7



(1) The comparisons in the performance graph above are set forth in response to SEC disclosure requirements and are not intended to forecast or be indicative of the future performance of the shares of the Common Stock (or of any of the indices or companies comprising them).



                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Cohn (Chairman) and Tansill, each of whom is an independent outside director and a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. There are no "interlocks", as defined by the SEC, with respect to any director who serves or for any part of 2002 served as a member of the Compensation Committee.

General

      The Compensation Committee is responsible for determining the compensation of the Company's executive officers and for administering the Option Plan and the Company's Employee Stock Purchase Plan. The Compensation Committee reviews and develops compensation policies and programs designed to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

      Currently, the Compensation Committee's objectives are implemented through three components -- base salary, annual bonus and periodic stock option awards. In considering and determining these components, the Compensation Committee, among other things, reviews the Company's current and historical performance, evaluates the executive's contributions and performance for the relevant compensation period and receives the recommendations of the Chief Executive Officer. The Compensation Committee also takes into account the salary and bonus provisions in existing employment agreements with executives of the Company and its subsidiaries. In making compensation decisions, the Compensation Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered.

Compensation of the Chief Executive Officer

      The Company and Niagara LaSalle entered into an Employment Agreement with Michael Scharf dated as of January 1, 1999, providing, among other things, that Mr. Scharf will continue to serve as the Chairman, Chief Executive Officer and President of the Company and the Chairman and Chief Executive Officer of Niagara LaSalle for a term of five years, subject to extension (see "Employment Contracts -- Michael Scharf"). The Employment Agreement provides that the Company will pay Mr. Scharf an Annual Base Salary of not less than $480,000, subject to increase by the Board of Directors if warranted by the Company's growth during the period. The Compensation Committee, reflecting Mr. Scharf's own recommendation, did not recommend to the full Board an increase in Mr. Scharf's Annual Base Salary during 2002.

      The Employment Agreement also provides that Mr. Scharf is entitled to an annual incentive bonus based upon the Company achieving a performance goal (based on the Company's earnings before interest, taxes, depreciation and amortization) preapproved by the Compensation Committee for such year. The Compensation Committee awarded Mr. Scharf a bonus of $200,000 for 2002 notwithstanding that the Company did not achieve the preestablished performance goal for the year. In making this determination, the Compensation Committee considered (i) Mr. Scharf's efforts to complete a number of transactions during the year, including the successful sale of a facility in the U.K. and two significant equipment purchases, (ii) Mr. Scharf's leadership and other contributions to the Company during the year and (iii) the results of operations for the Company and its subsidiaries for 2002 in light of the difficult business conditions that existed during the year.

      In light of prior stock option grants to Mr. Scharf, and reflecting Mr. Scharf's own recommendation, the Compensation Committee determined not to grant Mr. Scharf any further stock options during 2002.

Tax Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows tax deductions by a public company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other things, the compensation is payable only upon attainment of preestablished, objective performance goals under a plan approved by the Company's stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m) of the Code. In addition, Mr. Scharf's bonuses payable upon the achievement of preestablished performance goals are intended to so qualify as performance-based compensation.

      For 2002, no individual Named Executive Officer had total compensation exceeding the $1 million taxable year limit. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

                                                Compensation Committee
                                                Gerald L. Cohn, Chairman
                                                Douglas T. Tansill





                       REPORT OF THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS

      The Audit Committee of the Board of Directors is comprised of three directors who are "independent" within the meaning of the Nasdaq Stock Market marketplace rules. The Audit Committee operates under a written Charter that was originally recommended by the Audit Committee to, and adopted by, the Board of Directors on June 13, 2000 and last revised on May 29, 2001. A copy of the Charter is available from the Company's Secretary upon request. The Charter is also available as an exhibit to the Company's proxy statement for its 2001 Annual Meeting of Stockholders, which was filed with the SEC on
Schedule 14A on May 30, 2001.

      In the performance of its oversight responsibilities, as described in the Charter, with respect to the Company's 2002 fiscal year, the Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2002 with the Company's management. The Committee also discussed with BDO Seidman LLP ("BDO Seidman"), the Company's independent accountants during the 2002 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61(Communication with Audit Committees), which includes, among other items, matters related to the conduct of the accountants' audit of the Company's financial statements.

      The Audit Committee has also received the written disclosures and the letter from BDO Seidman required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which relates to the accountants' independence from management and the Company, and discussed with BDO Seidman that firm's independence. The Committee has also considered whether BDO Seidman's provision of non-audit services to the Company and its subsidiaries during 2002 was compatible with maintaining BDO Seidman's independence.

      Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the year ended December 31, 2002 be included in the Company's 2002 Annual Report on Form 10-K for filing with the SEC.

                                                Audit Committee
                                                Andrew R. Heyer, Chairman
                                                Gerald L. Cohn
                                                Douglas T. Tansill



              PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      On April 10, 2003, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for 2003, subject to ratification by the Company's stockholders. The appointment of Deloitte & Touche follows the resignation of BDO Seidman by letter received on April 3, 2003.

      During the last two fiscal years and during the period prior to its appointment as the Company's new independent accountants, the Company has not consulted with Deloitte & Touche regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a) (1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a) (1)(v) of Regulation S-K.

      BDO Seidman's reports on the Company's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and during the period prior to the appointment of Deloitte & Touche, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused it to make reference to the subject matter of the disagreements in connection with its report, or any reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided a copy of this disclosure to BDO Seidman and requested that it furnish the Company with a letter addressed to the SEC confirming that it agrees with the above statements. A copy of BDO Seidman's confirmation letter was filed with the SEC as Exhibit 16.1 to the Company's Form 8-K dated April 10, 2003.

Audit Fees

      With respect to the year ended December 31, 2002, the aggregate fees charged the Company and its subsidiaries by BDO Seidman for auditing annual financial statements and reviewing interim financial statements were $403,864.

Financial Information Systems Design and Implementation Fees

      During the year ended December 31, 2002, BDO Seidman did not render any financial information systems design and implementation services to the Company or its subsidiaries.

All Other Fees

      The aggregate fees charged the Company and its subsidiaries by BDO Seidman for professional services rendered during the year ended December 31, 2002, other than for those services described above under "Audit Fees," were $141,453.

      The Board of Directors recommends that stockholders vote "FOR" the appointment of Deloitte & Touche as the Company's independent accountants for 2003. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche as the Company's independent accountants for 2003. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted "FOR" the appointment of Deloitte & Touche as the Company's independent accountants for 2003. A failure to vote shares, either by abstention or broker non-vote, will have the same effect as a vote against this proposal.

      A representative of Deloitte & Touche is expected to attend the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from stockholders of the Company. It is not expected that a representative of BDO Seidman will attend the Annual Meeting.


                            SOLICITATION OF PROXIES

      The costs of soliciting proxies for the Annual Meeting will be paid by the Company. In addition to the mailing of proxy materials, such solicitation may be made in person or by telephone, facsimile or telegram by directors and executive officers of the Company, who will receive no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.


                        STOCKHOLDER PROPOSALS FOR 2004

      Proposals which stockholders of the Company intended to present, pursuant to Rule 14a-8 under the Exchange Act, at next year's Annual Meeting of Stockholders must be received, in order to be considered for inclusion in the Company's proxy statement and form of proxy prepared in connection with such meeting, by the Secretary of the Company, at the Company's executive offices located at 667 Madison Avenue, New York, New York 10021, not later than the close of business on February 19, 2004. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary of the Company, at the Company's executive offices, not later than the close of business on May 4, 2004.


                            ADDITIONAL INFORMATION

      The Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Commission, is enclosed with this proxy statement (without exhibits or schedules), but is not to be regarded as proxy soliciting materials. The Company will provide to each stockholder, upon written request, copies of the exhibits and schedules to such Form 10-K. Stockholders should address such written requests to: Niagara Corporation, Attention: Secretary, 667 Madison Avenue, New York, New York 10021. Such exhibits and schedules (and the Company's other public filings) can also be retrieved over the Internet from the SEC's EDGAR archives, found at its website, www.sec.gov.


                                            By Order of the Board of Directors,

                                            GILBERT D. SCHARF
                                            Secretary


New York, New York
June 18, 2003

PROXY                        NIAGARA CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2003

      The undersigned hereby appoints Michael J. Scharf and Gilbert D. Scharf as Proxies, each with the power to appoint such stockholder's substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, all of the shares of Common Stock of Niagara Corporation (the "Company"), held of record by the undersigned on June 10, 2003, at the Annual Meeting of Stockholders to be held on Tuesday, July 15, 2003 at 10:00 a.m. local time and any and all adjournments or postponements thereof.

1.   Proposal 1 - Election of Directors-Nominees are:

     Michael J. Scharf, Gilbert D. Scharf, Frank Archer, Gerald L. Cohn, Andrew R.Heyer and Douglas T. Tansill.


     |_| FOR all Nominees       |_| WITHHOLD AUTHORITY to vote for all Nominees
                                |_| FOR all Nominees except

     (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)


     _________________________________________________________________


2. Proposal 2 - Ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for 2003.

                        |_| FOR  |_| AGAINST  |_| ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual
      Meeting and any adjournment or postponement thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2.

                                       Please sign exactly as your name appears herein. If shares are held by joint tenants, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation's president or other authorized officer must sign using the corporation's full name. If shares are held by a partnership, an authorized person must sign using the partnership's full name.

                                       Dated:  ___________________,2003
                                       _________________________________
                                                   Signature
                                       _________________________________
                                          Signature if held jointly

                                       PLEASE MARK, DATE, SIGN, AND RETURN THIS
                                       PROXY PROMPTLY USING THE ENCLOSED
                                       SELF-ADDRESSED STAMPED ENVELOPE.